Exhibit 10.4

RAIT FINANCIAL TRUST

2015 LONG TERM INCENTIVE PLAN

2016 PERFORMANCE SHARE UNIT AWARD

GRANT AGREEMENT

To:  [Eligible Officer]

Attached as Appendix A hereto is the RAIT Financial Trust (“RAIT”) 2015 Long Term Incentive Plan (“Long Term Equity Plan”) adopted and amended for 2016 pursuant to Article IV the RAIT 2012 Incentive Award Plan (the “Plan”).  You have been granted a 2016 Performance Share Unit Award (the “Award”) under the Long Term Equity Plan.  This Performance Share Unit Award Grant Agreement (the “Grant Agreement”) sets forth the potential number of Performance Share Units (each, a “Unit”) that may vest and be redeemed under this Award and its terms and conditions.  The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement, in the Long Term Equity Plan and in the Plan.

Grant Date:	April 22, 2016

Number of Performance Share Units:	[ ]

The actual number of Performance Share Units that may vest and be redeemed shall be determined according to the level of achievement of the performance targets (“Performance Targets”) established by the Committee (as defined in the Plan) on March 31, 2016 and set forth in Appendix A hereto.

Nature of Units:

Each Unit represents the right to receive one share of RAIT’s Common Shares (the ”Common Shares”) or the cash equivalent based on Fair Market Value (as defined in the Plan) on the date of vesting, pursuant to the terms of this Agreement, and consistent with the provisions of the Plan, including any adjustment hereunder or thereunder, as applicable.  The Committee shall determine in its sole discretion at any time and from time to time through the date of vesting of the Unit whether any or all vested Units shall be redeemed with Common Shares or cash or any combination thereof.

Vesting:

The Performance Share Units awarded pursuant to the terms of this Grant Agreement and the Long Term Equity Plan, shall vest 50% upon achievement of the Performance Targets determined as of the last day of the three year performance period (the “Performance Period”).  The Compensation Committee will make a determination on your satisfaction of Performance Targets within three months of the completion of the Performance Period (the “Determination Date”), which shall also be the initial vesting date of such Units.  The remaining 50% of the Performance Share Units shall vest on the first anniversary of the last day of the Performance Period.  In each case, vesting is contingent upon your continued employment through the vesting date and subject to the terms of any employment agreement between you and RAIT or any subsidiary of RAIT.  The above notwithstanding, if your employment is terminated due to death, or disability, other than voluntarily or for cause (as defined in the your employment agreement) (a “Qualified Termination”) prior to the conclusion of the Performance Period, then such performance period will be shortened to conclude on the last day of the calendar quarter immediately preceding the date of such Qualified Termination (a “Shortened Performance Period”).  In such event, the Compensation Committee will determine within three months after the date of such Qualified Termination the number of Performance Share Units earned, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award.  Your earned Performance Share Units, if any, will vest as of the date that the Compensation Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period.  The number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the number of Performance Share Units earned by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period.  If the Performance Targets are not met, you will not vest in any Units.

Vesting at Retirement

If your employment is terminated due to “Retirement” (as defined below) Performance Share Units shall vest in the following manner.   If your Retirement occurs during the Performance Period, the number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the Performance Share Units earned in the Performance Period pursuant to Appendix A by a fraction, the numerator is the number of days from the beginning of the Performance Period to the date of your Retirement and the denominator of which is the total  number of days in the 3-year Performance Period.

If your Retirement occurs after the Performance Period, 100% of your Performance Share Units earned in the Performance Period shall vest upon Retirement.

The above notwithstanding in no event shall you vest in any Performance Share Units if the Performance Targets are not met.

For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.”  The Rule of 70 shall be satisfied upon (1) completion of at least fifteen (15) years of service with RAIT or its related entities; (2) attainment of age 55 and (3) your combined age and service equals at least 70.   You may separate upon Retirement subject to (i) your providing at least six (6) months’ advanced notice to RAIT; and (ii) your consent to enter into non-compete, non-solicitation agreement with RAIT (including related entities) for a period of up to three years (or such shorter period as permitted under applicable state law); and (iii) your execution of a release in favor of RAIT (including its related entities, officers, directors, members and employees) of all potential claims arising in the context of your employment.  Any or all of the above conditions may be waived or modified at the sole discretion of the Compensation Committee.

Performance Period:	Fiscal Years 2016, 2017 and 2018.

Voting/Dividend Rights:

Units will not have any voting rights.

Following the 3-year Performance Period, RAIT shall establish a “Dividend Equivalent Account” with respect to those Performance Share Units that remain unvested. If any dividends are paid with respect to RAIT’s common shares, you will receive a credit to your Performance Share Unit Award Dividend Account equal to the value of the cash dividends that would have been distributed if you held the number of RAIT’s common shares represented by such unvested Units. (No credit shall be made with respect to Performance Share Units vesting at the end of the 3-year Performance Period.) Within thirty (30) days following the date any such unvested Performance Share Units become vested, a cash payment will be paid to you by RAIT equal to the value of the aggregate amount of cash credited to your Dividend Equivalent Account for the corresponding number of common shares represented by such Performance Share Units. No interest shall accrue with respect to any cash amounts credited to your Dividend Equivalent Account. If any unvested Performance Share Units are forfeited for any reason prior to vesting, the aggregate amount credited to your Dividend Equivalent Account with respect to such unvested Performance Share Units shall also be forfeited and you shall not have any rights with respect to any such amounts.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Award issued pursuant to this Grant Agreement shall be your responsibility.  Upon vesting, you may elect to have a portion of the Units withheld in order to satisfy your tax obligations.

Redemption:

Promptly following the Committee’s determination that any Units have vested, RAIT shall notify you (or your personal representative, heir or legatee in the event of your death or incapacity) that your Units are redeemable pursuant to Section 4.04 of the Plan and shall, within 60 days of such notice, deliver a certificate for such shares; provided, however, that RAIT, in its sole discretion, shall have the option to pay you the fair market value of the shares, which shall be measured as of the date when the right to the shares became vested, in lieu of delivery of the certificate. The Committee may condition delivery of the certificate or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the certificate or cash, as applicable, is being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a share when the right to the shares became vested.

The above notwithstanding, in the event that the Units vest due to Retirement, 50% of the earned Units are redeemable as of the Determination Date and the remaining 50% shall be redeemable on the first anniversary of the last day of the Performance Period.

Transferability:

Except as otherwise provided in this Grant Agreement, until the award vests and become non-forfeitable, you may not transfer or assign the award for any reason, other than under your will or as required by intestate laws.  Any attempted transfer or assignment will be null and void.

Restrictions on Resale:

By accepting this Grant Agreement, you agree to be bound by RAIT’s policies regarding the transfer of the Common Shares and understand that there may be certain times during the year in which the you will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Common Shares

Clawback:

In addition to, and not in limitation of, the forfeiture of the Award (or any portion thereof) as provided in this Grant Agreement, the Long Term Equity Plan or the Plan, RAIT may recover amounts paid to you pursuant to this Award to the extent that the Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that you have engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of RAIT’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).

Miscellaneous:

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Board (or a committee thereof) and that any such interpretation of the terms of this Grant Agreement and any determination made by the Board (or a committee thereof) pursuant to this Grant Agreement shall be final, binding and conclusive.  This Grant Agreement may be executed in counterparts.  This Grant Agreement and the Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Grant Agreement can be found in the Plan.  Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledges receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect.  In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	Grantee

Appendix A

RAIT Financial Trust (“RAIT”)

2015 Long Term Incentive Plan

Adopted and Amended for 2016 Pursuant to the RAIT

2012 Incentive Award Plan

Long Term Equity Awards

The 2016 Long Term Equity Awards for the Eligible Officers consist of the following two components:

•

“2016 Performance Share Unit Awards” — 75% of the target value of each Eligible Officer’s annual 2016 Long Term Equity Award consist of Performance Share Unit Awards (the “2016 PSUs”) authorized by the Compensation Committee under the Long Term Equity Plan adopted pursuant to the 2012 Plan, with the number of RAIT common shares of beneficial interest (“Common Shares”) issued or their equivalent value in cash paid, at the Compensation Committee’s option, at the conclusion of the relevant performance period. The number of 2016 PSUs earned will be determined 100% by RAIT’s performance for the three year period commencing January 1, 2016 and ending December 31, 2018 relative to three long term performance metrics established by the Compensation Committee, as described in greater detail below. The Compensation Committee did not allocate any portion of the 2016 PSUs to subjective factors.

•

The actual number of 2016 PSUs earned by a participant may range from 0% to 150% of target based on actual performance for the performance period. The performance based awards vest 50% at December 31, 2018 based on performance for 2016-2018, and the 50% balance, consisting of the same number of shares that were awarded at December 31, 2018, become time vesting and vest one year thereafter, subject to forfeiture in such year only in the event RAIT has terminated the Eligible Officer’s employment for cause or the Eligible Officer has resigned without good reason as determined, in each situation, under such Eligible Officer’s employment agreement. The Compensation Committee currently intends to redeem any vested 2016 PSUs with Common Shares, subject to the availability of Common Shares under the 2012 Plan at the time of vesting.

•

“ Annual Restricted Share Awards” - 25% of the target value of each Eligible Officer’s 2016 Long Term Equity Awards consists of a grant of time-vesting Restricted Shares determined by dividing the dollar value of that portion of the annual 2016 Long Term Equity Award allocated to such Restricted Shares by the closing price of a Common Share on the New York Stock Exchange on the date of grant.

The Compensation Committee continues to view Long Term Equity Awards as a supplement to annual bonuses under the Annual Cash Bonus Plan, which increases the alignment of the Eligible Officers’ economic interests with those of shareholders and incentivizes such officers to manage RAIT with a view towards maximizing long-term shareholder value. Accordingly, while the Long Term Equity Awards will include both a time-vesting and a performance based component, the allocation will be weighted more heavily towards the Performance Share Unit Awards described below. Performance Share Unit Awards are made on a rolling three-year basis with a Performance Based Unit Award included as an element of each Eligible Officer’s Long Term Equity Award.

Structure of Performance Share Unit Awards

•

The number of 2016 PSUs was determined by dividing the maximum dollar value of that portion of the annual 2016 Long Term Equity Award allocated to such 2016 PSUs by the closing price of a Common Share on the New York Stock Exchange on the date of grant.

•

The number of Common Shares issued, or their equivalent value in cash paid, at the Compensation Committee’s option, to an Eligible Officer upon the maturity of a Performance Share Unit Award at the end of the relevant performance period will depend on RAIT’s achievement of at least a “Threshold” level of three metrics: (1) Total Shareholder Return or “TSR” (stock price appreciation plus aggregate dividends) as compared to a peer group of public companies (the “TSR Performance Peers”) over the same time period, using the relative percentile ranking approach for such comparison, (2) TSR as compared to the TSR for the FTSE NAREIT Mortgage REIT Index (the “NAREIT Mortgage Index”), and (3) TSR for holders of Common Shares on an absolute basis.

The “Threshold,” “Target,” and “Maximum” benchmarks to be established for the TSR achieved by RAIT over each relevant three-year performance period in comparison to the performance metrics listed below and the resulting impact on the number of shares earned by each Eligible Officer upon the maturity of Performance Share Units at the conclusion of each three-year performance period, is summarized in the following table:

Metric	Weighting	Threshold 0.5x Payout	Target 1x Payout	Maximum 1.5x Payout
Relative 3-Year TSR vs. TSR Performance Peers	40%	50th Percentile	65th Percentile	90th Percentile
Relative 3-Year TSR vs. NAREIT Mortgage Index	30%	50th Percentile	65th Percentile	90th Percentile
Absolute 3-Year TSR	30%	52.09%	64.3%	90.66%

No awards will be earned if below threshold performance is achieved for a particular metric. If performance falls between Threshold and Target or Target and Maximum for any performance period, then the number of Performance Share Units earned will be prorated.

Structure of Annual Restricted Share Awards

•	At the initial date of grant, 25% of the target value of each Eligible Officer’s 2016 Long Term Equity Awards will be allocated to an Annual Restricted Share Award.
•

The number of shares issued with respect to the time-vesting Annual Restricted Share component of each 2016 Long Term Equity Award will be determined by dividing the dollar value of that portion of the annual 2016 Long Term Equity Award allocated to such Restricted Shares by the closing price of a Common Share on the New York Stock Exchange on the date of grant.

•	Common Shares subject to the Annual Restricted Share Awards will vest 25% per annum on the first four anniversaries from the date of grant.

Initial Grant of Long Term Equity Awards

Effective as of April 22, 2016, each of the Eligible Officers was granted a 2016 Long Term Equity Award, consisting of both a 2016 PSU, having the target value shown in the table below for the 2016–2018 performance period, and an Annual Restricted Share Award having the target value shown in the table below for fiscal year 2016:

		Target Value of Initial Long Term Equity Award		Target Value of Performance Share Units Award		Number of Performance Share Units Issued (1)	Target Value of Annual Restricted Award	Number of Shares Issued for Annual Restricted Share Award(2)
[Eligible Officer]	$	[ ]	$	[ ]	$	[ ]	[ ]	[ ]

(1)

The number of Performance Share Units granted in relation to the target value of each 2016 Performance Share Unit Award was determined by multiplying such value by the maximum payout ratio of 1.5 and dividing the result by the closing price of a Common Share on the New York Stock Exchange on the date of grant, $2.87.

(2)

The number of Common Shares issued in relation to each Annual Restricted Share Award was determined by dividing the dollar value of that portion of the 2016 Long Term Equity Award allocated to such Restricted Shares by the closing price of a Common Share on the New York Stock Exchange on the date of grant, $2.87.

Additional Terms of the Long Term Equity Awards

Dividends will be paid with respect to outstanding Restricted Share Awards, subject to forfeiture prior to vesting. Dividend Equivalents will not be paid on the 50% of the Performance Share Unit Awards that have met the 3 year performance based criteria and have vested, but Dividend Equivalents will be paid on the remaining 50 % of the Performance Share Unit Awards only for the year during which they time vest, subject to forfeiture prior to vesting. No Dividend Equivalents will be paid while the Performance Share Unit Awards are subject to performance criteria. Dividend Equivalents will accrue only on the portion of the Performance Share Unit Awards which have met the performance criteria and remain subject only to time vesting.

The Restricted Share Awards will have voting rights and the Performance Share Unit Awards will not have any voting rights.

Any Eligible Officer whose employment is terminated will forfeit any unvested long term equity awards except with respect to Performance Share Units in the event of a Qualified Termination or Retirement as described below and except where such Eligible Officer’s employment agreement with RAIT provides for accelerated vesting in defined circumstances upon a change of control of RAIT.

If an Eligible Officer’s employment is terminated due to death or disability and other than voluntarily or for cause (as defined in the relevant employment agreement for each Eligible Officer) (a “Qualified Termination”) prior to the conclusion of the 3-year performance period applicable to such Eligible Officer’s Performance Share Units, then such performance period will be shortened to conclude on the date of such Qualified Termination (a “Shortened Performance Period”). In such event, the Compensation Committee will determine within three months after the date of such Qualified Termination the number of Performance Share Units earned by such Eligible Officer, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award. The Eligible Officer’s earned Performance Share Units, if any, will vest as of the date that the Compensation Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period. The number of Performance Share Units eligible to be earned shall be determined on a pro rata basis by multiplying the number of Performance Share Units issued to such Eligible Officer by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period. With respect to earned Performance Share Units held by the Officer for which the Performance Period is complete but for which the additional time-based vesting period is incomplete prior to the Eligible Officer’s Qualified Termination, any restrictions on such earned awards shall lapse and such earned awards shall automatically become fully vested as of the date of such Qualified Termination.

In the event of an Eligible Officer’s “Retirement” (as defined below), the 2016 PSUs will vest in the following manner. If such Retirement occurs during the performance period, the number of 2016 PSUs vested will be determined on a pro rata basis by multiplying the 2016 PSUs earned in the performance period by a fraction, the numerator is the number of days from the beginning of the performance period to the date of such Retirement and the denominator of which is the total number of days in the 3-year performance period. If an Eligible Officer’s Retirement occurs after the performance period, 100% of the 2016 PSUs earned in the performance period will vest upon Retirement. The above notwithstanding in no event will any 2016 PSUs vest if the performance targets are not met. “Retirement” is defined in the 2016 PSUs as the Eligible Officer’s voluntary separation of employment following satisfaction of the “Rule of 70.” The Rule of 70 will be satisfied upon (1) completion of at least fifteen (15) years of service with RAIT or its related entities; (2) attainment of age 55 and (3) such Eligible Officer’s combined age and service equals at least 70. An Eligible Officer may separate upon Retirement subject to providing at least six (6) months’ advance notice to RAIT and entering into a separate three-year non-competition and non-solicitation agreement if requested. In the event the 2016 PSUs vest due to Retirement, 50% of the vested 2016 PSUs will be redeemable as of the relevant determination date and the remaining 50% will be redeemable on the first anniversary of the last day of the performance period.

On April 22, 2016, the Compensation Committee adopted amendments to the performance share units granted to the Eligible Officers in March 2015 to provide for vesting upon a defined retirement on the same terms as those described above for the 2016 PSUs.

Clawback Policy

Awards made under the new the Long Term Equity Plan will be subject to a clawback policy which will allow RAIT to recover amounts paid to such officer pursuant to such awards to the extent that the Compensation Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that such officer has engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of RAIT’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).